I

United States

Securities And Exchange Commission
Washington, D.C. 20549

FORM 8-K/A

(AMENDMENT NO. 1)

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2024

(Exact name of registrant as specified in its charter)

Delaware	000-10537	36-3143493
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

37 South River Street
Aurora, Illinois 60507
(Address of principal executive offices) (Zip code)

(630) 892-0202
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	OSBC	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

On December 17, 2024, Old Second Bancorp, Inc. filed a Current Report on Form 8-K (the “Original Report”) announcing a common stock repurchase program. We are filing this amended report to correct an error regarding the title of the signatory of the Original Report. The disclosure is amended and restated with the signatory’s correct title below. No other changes have been made to the Original Report.

Item 8.01	Other Events.

The Board of Directors of Old Second Bancorp, Inc. (the “Company”) has authorized the repurchase of up to $39.1 million of shares of the Company’s common stock (the “Repurchase Program”).  On December 16, 2024, the Federal Reserve Bank of Chicago (the “Federal Reserve”) informed us of their non-objection for the Repurchase Program.  Repurchases by the Company under the Repurchase Program may be made from time to time through open market purchases, trading plans established in accordance with U.S. Securities and Exchange Commission rules, privately negotiated transactions, or by other means.

The actual means and timing of any repurchases, quantity of purchased shares and prices will be, subject to certain limitations, at the discretion of management and will depend on a number of factors, including, without limitation, market prices of the Company’s common stock, general market and economic conditions, and applicable legal and regulatory requirements. Repurchases under the Repurchase Program may be initiated, discontinued, suspended or restarted at any time; provided, that repurchases under the Repurchase Program after December 31, 2025 would require Federal Reserve non-objection or approval. The Company is not obligated to repurchase any shares under the Repurchase Program.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD SECOND BANCORP, INC.

Dated: December 20, 2024	By:	/s/ Bradley S. Adams
Bradley S. Adams
Executive Vice President,
Chief Operating Officer, and
Chief Financial Officer